Exhibit 99.1

4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

News Release

For Release on June 28, 2005

Contact: Phone: E-mail: Contact: Phone: E-mail:	Stan Piekos, CFO (952) 259-1672 stan.piekos@augusttech.com Megan Andrada, Communications (952) 259-1647 megan.andrada@augusttech.com

AUGUST TECHNOLOGY AND NANOMETRICS TERMINATE MERGER AGREEMENT

AUGUST TECHNOLOGY INSTITUTES SHAREHOLDER RIGHTS PLAN

Minneapolis – June 28, 2005 - August Technology Corporation (NASDAQ: AUGT), a leading supplier of inspection and defect analysis solutions for the microelectronic industries and Nanometrics Incorporated (NASDAQ:NANO) announced today that they have terminated their merger agreement dated January 21, 2005.  The Board of August Technology also has adopted a shareholder rights plan to assure that all of the August Technology’s shareholders receive fair and equal treatment in the context of an acquisition or a proposed acquisition of the Company.

In accordance with the terms of its merger agreement with Nanometrics, August Technology has paid a termination fee of $8.3 million, plus expenses, to Nanometrics.

Jeff O’Dell, the Chief Executive Officer of August Technology, said, “The adoption of the shareholder rights plan serves the best interests of shareholders by protecting the Company and the shareholders from coercive or unfair takeover tactics and ensures that the Board has the opportunity to fully consider acquisition proposals.”

Pursuant to the Rights Agreement relating to the shareholder rights plan, the Board has declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock outstanding at the close of business on June 27, 2005.  The Rights Agreement is very similar to plans adopted by many U.S. public companies.  In general terms, it works by imposing a significant penalty upon any person or group which acquires 10% or more of our outstanding common stock without the approval of our Board.  The Rights Agreement should not interfere with any merger or other business combination approved by our Board.

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Each Right will allow its holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock for $27 once the Rights become exercisable.  The Rights will not be exercisable until 15 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 10% or more of our outstanding common stock, or, if earlier, 15 business days after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.  If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person, may, for $27 purchase shares of our common stock with a market value of $54, based on the market price of the common stock prior to such acquisition.  In addition, if the Company is later acquired in a merger or similar transaction after the Rights have become exercisable and a person or group is, or becomes, an Acquiring Person, all holders of Rights except the Acquiring Person may, for $27, purchase shares of the acquiring corporation with a market value of $54 based on the market price of the acquiring corporation’s stock, prior to such merger.  The Board may redeem the Rights for $.0005 per Right at any time before any person or group becomes an Acquiring Person.

Details of the Rights Agreement are outlined in materials that will be mailed to all shareholders promptly after the record date.

About August Technology: August Technology’s automated inspection and data analysis solutions provide critical product and process enhancing information, which enables microelectronic device manufacturers to drive down costs and time to market.  With the first all-surface advanced macro inspection solution, August Technology has incorporated frontside, backside and wafer edge inspection in a single system.  Following detection August Technology’s decision tools correlate the defect data across surfaces and provide the comprehensive information necessary for device manufacturers to make process-enhancing decisions.  Headquartered in Bloomington, Minnesota, August Technology supports its customers with a worldwide sales and service organization.  Additional information can be found on the company’s web site at www.augusttech.com.

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